Exhibit 10.1

INSIGHT ENTERPRISES, INC.

EXECUTIVE MANAGEMENT SEPARATION PLAN

Effective August 29, 2019

TABLE OF CONTENTS

Page

ARTICLE I
INTRODUCTION

ARTICLE II
DEFINITIONS

2.1	Definitions1

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	Eligibility4
3.2	Certain Employees Ineligible for Benefits4

ARTICLE IV
QUALIFYING EVENT

4.1	Benefits Due to Qualifying Event Only5

ARTICLE V
EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS

5.1	Termination for Cause or Without Good Reason5
5.2	Termination by Reason of Disability or Death6

ARTICLE VI
TERMINATION PROCEDURES

ARTICLE VII
SEVERANCE BENEFITS

7.1	Description of Severance Benefits for All Participants6
7.2	Form and Timing of Severance Benefits6
7.3	Withholding of Taxes and Other Required Deductions7
7.4	Accrued Benefits7
7.5	Relation to Other Severance Programs or Payments7
7.6	Potential Limitations on Severance Benefits and Payments7
7.7	Release and Waiver and Restrictive Covenants9
7.8	Reemployment10

ARTICLE VIII
FORFEITURE OF SEVERANCE BENEFITS

8.1	Future Services with the Company10
8.2	Violation of the Company’s Codes of Ethics or Business Conduct or the Participant’s Restrictive Covenants10
8.3	Remedies Cumulative10

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TABLE OF CONTENTS

(continued)

Page

ARTICLE IX
EMPLOYMENT STATUS AND RIGHTS

9.1	Employment Status10
9.2	Includable Compensation11
9.3	Attention and Effort11

ARTICLE X
TYPE OF PLAN

ARTICLE XI
SUCCESSORS AND ASSIGNMENTS

11.1	Assumption Required11
11.2	Assignment11
11.3	Enforcement11

ARTICLE XII
AMENDMENT AND TERMINATION

12.1	General12

ARTICLE XIII
GOVERNING LAW, JURISDICTION AND VENUE

ARTICLE XIV
VALIDITY AND SEVERABILITY

ARTICLE XV
ADMINISTRATION

15.1	Administration13
15.2	Claims Procedures13
15.3	Notice15

ARTICLE XVI
CODE SECTION 409A

16.1	Ban on Deferral15
16.2	No Elections15
16.3	Compliance with Section 409A15

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ARTICLE I
INTRODUCTION

Effective as of January 1, 2008, Insight Enterprises, Inc. adopted the Insight Enterprises, Inc. Executive Management Separation Plan (the “Plan”).  The purpose of the Plan is to ensure the Company of the continued employment and attention and dedication to duty of its executive management team and to seek to promote the availability of their continued service, notwithstanding the possibility or occurrence of a Qualifying Event.  By execution of this document, Insight Enterprises, Inc. hereby amends and restates the Plan in its entirety, effective as of August 29, 2019 (the “Effective Date”).  This amended and restated Plan document applies only to a Participant who (1) incurs a Qualifying Event on or after the Effective Date and (2) who incurs a Separation from Service on or after the Effective Date.

ARTICLE II
DEFINITIONS

2.1Definitions.  When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in Article I (Introduction) or this Article II.  The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:

(a)Accrued Benefits. A Participant’s Base Salary, Equity Compensation and other cash or noncash benefits previously earned, vested or accrued prior to the Participant’s Separation Date for which the Participant is entitled to payment under the applicable Company plan or policy or applicable law, as well as reimbursement for reasonable and necessary business expenses incurred by a Participant through the Separation Date and for which reimbursement has been or will be sought in accordance with the Company’s applicable expense reimbursement policies.

(b)Affiliate.  An Affiliate is (1) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes Insight Enterprises, Inc. as a member of the group; and (2) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes Insight Enterprises, Inc. as a member of the group.

(c)Base Salary.  The annualized amount a Participant is entitled to receive as wages or salary on the Separation Date, excluding all bonus, overtime, commissions, incentive, health and other additive compensation, and amounts designated by the Company as payment toward reimbursement of expenses, regardless of whether any such amounts are deferred.

(d)Board.  The Board of Directors of Insight Enterprises, Inc.

(e)Cause. Cause shall mean:

(1)The misappropriation (or attempted misappropriation) of any of the funds or property of the Company or any Affiliate;

(2)The conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or misdemeanor that involves moral turpitude or a fraudulent act;

(3)Willful and significant or repeated neglect of duties;

(4)Acts of material dishonesty, disloyalty or insubordination toward the Company or any Affiliate;

(5)Material violation of the code of ethics, insider trading, any confidentiality, noncompetition, or nonsolicitation covenants or any material policy of the Company or any Affiliate, e.g., anti-harassment policy, with respect to the Company’s business or operations;

(6)Significant or repeated deficiency with respect to performance objectives reasonably assigned by the Company or the Company’s designee; or

(7)Insolvency of the Company.

(f)Code. The Internal Revenue Code of 1986, as amended.

(g)Company. Insight Enterprises, Inc. and any successor thereto.  Except as used in Articles XII (Amendment and Termination) and XV (Administration), “Company” also includes all U.S. Affiliates of Insight Enterprises, Inc. with U.S. operations that have adopted the Plan.  The list of Affiliates that have adopted the Plan as of the Effective Date are listed on Exhibit A.  Exhibit A may be updated from time to time by the Company’s Senior Vice President, Human Resources or in the absence of a Senior Vice President, Human Resources, the Company’s most senior human resources leader.

(h)Compensation Committee. The Compensation Committee of the Board, or such Committee’s designee.

(i)Disability. A Participant has a “Disability” if he or she has been determined to be “Totally Disabled” or “Partially Disabled” in accordance with either of the Company’s group long-term disability or short-term disability plans.

(j)Effective Date.  This Plan is amended and restated effective August 29, 2019 and shall apply only to a Participant who performs services as an Employee on and after such date.

(k)Employee. A full-time employee of the Company who is paid from the payroll department of the Company, who regularly works in the United States and for whom the Company withholds U.S. employment taxes (e.g., income tax, FICA) from the employee’s pay.  Part-time employees, temporary employees, temporary agency employees, leased employees, non-payroll workers, W‑2 contractor employees and independent contractors of the Company are not “Employees” and are ineligible to participate in this Plan, regardless of how the relationship with the Company subsequently may be characterized.

(l)Equity Compensation.  Stock options, restricted stock units, restricted stock, performance shares and other equity incentive awards.

(m)ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(n)Good Reason. The occurrence of any of the following events, without a Participant’s prior written consent, that is not cured by the Company within 30 calendar days after receipt of written notice from the Participant of such event and that results in the Participant’s termination of employment within 90 calendar days of such event:

(1)Reduction in Base Salary. A material diminution in a Participant’s Base Salary following a Reduction in Force or Other Restructuring; provided, however, that this paragraph shall not apply in the case of a Reduction in Force or Other Restructuring in which substantially all Participants are subject to substantially similar reductions; or

(2)Relocation. Following a Reduction in Force or Other Restructuring, a material change in the geographic location at which the Participant must work.

(o)Participant.  An Employee of the Company who has satisfied the eligibility requirements for participation in the Plan as set forth in Article III (Eligibility and Participation).

(p)Plan.  This Executive Management Separation Plan, as it may be amended from time to time.

(q)Plan Administrator.  The Plan Administrator shall be the Insight Enterprises, Inc. Benefits Administration Committee or its designee.

(r)Qualifying Event.  A “Qualifying Event” has the meaning prescribed by Article IV (Qualifying Event).

(s)Reduction in Force or Other Restructuring.  A reorganization or other organizational change or restructuring of Company operations that results in the termination, reassignment, or reduction in regularly scheduled hours of work, pay, or benefits of two or more employees at the same time.

(t)Release.  A “Release” has the meaning prescribed in Section 7.7 (Release and Waiver and Restrictive Covenants).

(u)Separation Date. A Participant’s last date of employment.

(v)Separation from Service.  A Participant incurs a “Separation from Service” if either of the following occurs:  (1) the termination of a Participant’s employment with the Company and all Affiliates; or (2) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

Solely for purposes of determining whether a Participant has incurred a Separation from Service, the term “Affiliate” shall have the meaning assigned in Treas. Reg. § 1.409A-1(h)(3) (which generally requires 50% common ownership).

(w)Severance Benefits. The benefits payable to a Participant in accordance with Section 7.1 (Description of Severance Benefits for All Participants).

(x)Year of Credited Service.  A 12-month period during which an Employee performs services for the Company or an Affiliate.  Years of Credited Service shall be prorated based on the number days during the 12-month period in which the Employee performed services for the Company or an Affiliate.  If the Employee’s employment with the Company includes a break in employment that resulted in a termination of employment and a rehiring, then only the Years of Service in the last period of employment will be considered Years of Service.

Any Employee who was employed by an entity or its affiliates (an “Acquired Entity”) that was acquired by the Company or its Affiliates on the closing date of the transaction pursuant to which the Company or its Affiliates acquired the Acquired Entity shall receive credit for all service with the Acquired Entity as if such service were performed for the Company and subject to the remaining terms of the Plan.  Such service will be credited on a reasonably uniform basis for all such Employees.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1Eligibility. A “Participant” is an Employee who is classified by the Plan Administrator as a Director, Vice President, Senior Vice President or higher.

3.2Certain Employees Ineligible for Benefits.  The following Employees shall be ineligible to receive Severance Benefits under this Plan:

(a)Employees whose employment is terminated by the Company as a result of outsourcing or of a sale or acquisition by another entity and employment is continued with the outsource vendor or successor owner;

(b)Employees who, in connection with an outsourcing or sale or acquisition situation, are offered employment by the outsource vendor or successor owner and the Employee declines such job offer;

(c)Employees who do not incur a Separation from Service for any reason including because the Employee remains employed by the Company or any Affiliate of the Company or is retained on a substantially full-time basis as a consultant or contractor of the Company;

(d)Employees who terminate employment or who are terminated for reasons other than a Qualifying Event;

(e)Employees whose employment with the Company is terminated for Cause;

(f)Employees whose employment with the Company is terminated by reason of Disability or death;

(g)Employees who are entitled to receive severance benefits under an employment agreement or other plan, program or agreement sponsored by the Company or an Affiliate.  For the avoidance of doubt, any employee who is eligible to receive benefits pursuant to the PCM, Inc. Separation Plan shall be ineligible to receive benefits under this Plan; or

(h)Employees who are employed by an Affiliate that has not adopted the Plan.

ARTICLE IV
QUALIFYING EVENT

4.1Benefits Due to Qualifying Event Only.  A Participant shall be entitled to Severance Benefits only if the Participant’s employment is terminated due to a Qualifying Event and the Participant signs and delivers a Release pursuant to Section 7.7 (Release and Waiver and Restrictive Covenants).  A Qualifying Event includes any of the following:

(a)The Company’s elimination of the Participant’s position in connection with a Reduction in Force or Other Restructuring;

(b)The Company’s elimination of the Participant’s position and the Participant is offered a new position, but the Participant terminates his or her employment for Good Reason; or

(c)The Company’s termination of the Participant’s employment without Cause unrelated to a Reduction in Force or Other Restructuring.

No termination of employment described in this Article IV constitutes a “Qualifying Event” unless such termination of employment also is a Separation from Service.  For the avoidance of doubt, a Participant is not entitled to Severance Benefits if the Company reduces the level of services the Participant provides to the Company or an Affiliate.  Rather, a complete termination of employment must occur.

ARTICLE V
EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS

5.1Termination for Cause or Without Good Reason. A Participant shall not be entitled to Severance Benefits if the Participant’s employment with the Company is terminated by the Company for Cause or if the Participant voluntarily terminates employment without Good Reason.

5.2Termination by Reason of Disability or Death. A Participant shall not be entitled to Severance Benefits if the Participant’s employment with the Company is terminated by reason of Disability or death.

ARTICLE VI
TERMINATION PROCEDURES

A Participant shall receive advance written notice of a termination by the Company in connection with a Qualifying Event when practicable, but in no event is advance written notice required.

ARTICLE VII
SEVERANCE BENEFITS

7.1Description of Severance Benefits for All Participants. Upon a Qualifying Event, and if the Participant signs, delivers and does not revoke a Release in a form to the satisfaction of the Company in accordance with Section 7.7 (Release and Waiver and Restrictive Covenants) within the period specified therein, the Participant shall be entitled to the following:

(a)Severance Payments. The Company shall pay the greater of:  (1) one week of Base Salary for each Year of Credited Service, up to a maximum of 26 weeks; or (2) the following benefits based on the Participant’s position with the Company at the time of Separation from Service: (A) three months of Base Salary for Directors, (B) six months of Base Salary for Vice Presidents, and (C) twelve months of Base Salary for Senior Vice Presidents and higher.

(b)Additional Lump Sum Payment.  The Company shall provide a Participant with an additional lump sum payment equal to $2,500.

(c)Outplacement Assistance. The Company shall provide outplacement assistance to the Participant through an outside management consulting firm selected by the Company and at the sole cost of the Company.  The Company has the sole discretion to select the level of service and the firm selected for these services.

7.2Form and Timing of Severance Benefits.

(a)The Severance Payments described in Section 7.1(a) (Description of Severance Benefits for All Participants – Severance Payments) shall be paid in installments in accordance with the Company’s normal payroll periods and practices, commencing with the payroll period following the date on which the Release the Participant executed becomes fully effective and nonrevocable.

(b)The lump sum benefit described in Section 7.1(b) (Description of Severance Benefits for All Participants – Additional Lump Sum Payment) shall be paid in a single lump sum within ten (10) days following the date on which the Release the Participant executed becomes fully effective and nonrevocable.

(c)The Severance Benefits described in Section 7.1(c) (Description of Severance Benefits for All Participants – Outplacement Assistance) will begin to be provided by the Company to the Participant beginning on the first day of the month following the Participant’s Separation Date.

(d)Notwithstanding anything to the contrary herein, no Severance Benefits under this Plan shall exceed two times the lesser of (1) the sum of the Participant’s total annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which the Participant’s Separation Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Participant had not terminated employment), or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17), as adjusted for inflation (for 2019, this amount is $280,000), for the year in which the Participant’s Separation Date occurs.  In addition, all Severance Benefits shall be paid no later than December 31 of the second calendar year following the calendar year in which the Participant’s Separation Date occurs.

7.3Withholding of Taxes and Other Required Deductions. The Company shall withhold from any amounts payable under this Plan all federal, state, local or other taxes and other deductions that are legally required to be withheld.

7.4Accrued Benefits. Notwithstanding anything to the contrary contained in this Plan, on termination of employment of any Participant, the Company shall pay to the Participant any Accrued Benefits in accordance with the Company’s policy on the Participant’s Separation Date.

7.5Relation to Other Severance Programs or Payments. Severance Benefits are not intended to duplicate other comparable post-termination payments or benefits under any plan, program, policy or agreement between the Participant and the Company or any Affiliate, regardless of the event triggering such payments or benefits, or under applicable law (such as the WARN Act). Further, the Severance Benefits due under this Plan are not intended to duplicate any other post-termination payments or benefits for which the Participant may be eligible under applicable law (e.g., MGL c.149, § 24L (added by St.2018, c.228, § 21).  Should such payments or benefits be due, the Participant’s Severance Benefits shall be treated as having been paid to satisfy such payments or benefits (to the extent payable by the Company) or shall be reduced by such payments or benefits. In either case, the Plan Administrator in its sole and exclusive judgment shall determine how to apply this provision and may override this or other provisions in this Plan in doing so. No Severance Benefits will be payable under this Plan to an Employee who is entitled to receive severance benefits under an employment agreement or other agreement unless the employment agreement or other agreement specifically states otherwise.  Notwithstanding the foregoing, any payment made pursuant to this Section 7.5 shall be made in compliance with Section 409A of the Code.

7.6Potential Limitations on Severance Benefits and Payments.

(a)Cap on Benefits.  Section 4999 of the Code imposes an excise tax (currently 20%) on a Participant if the total payments and certain other benefits received by the Participant due to a “change in control” (which, for this purpose, has the meaning ascribed to it in Section 280G of the Code and the related regulations) exceed prescribed limits.  In order to avoid this excise tax and the related adverse tax consequences for Company, the payments and benefits to which a Participant will be entitled pursuant under the Plan will be limited so that the sum of such payments and benefits, when combined with all other “payments in the nature of compensation” (as that term is defined in Section 280G of the Code and related regulations), the receipt of which is contingent on a change in control, will not exceed an amount equal to the maximum amount that can be payable without the imposition of the Section 4999 excise tax (which maximum amount is referred to below as the “Capped Benefit”).

(b)Exception.  The limitation described above will not apply if the Participant’s “Uncapped Benefit” minus the Section 4999 excise taxes exceeds the Participant’s Capped Benefit.  For this purpose, a Participant’s “Uncapped Benefit” is equal to the total payments to which the Participant will be entitled pursuant to this Plan, or otherwise, without regard to the limitation described in Section 7.6(a).

(c)Calculating the Capped and Uncapped Benefits.  If the Company believes that Section 7.6(a) may result in a reduction of the payments to which a Participant is entitled under this Plan, it will so notify such Participant as soon as possible.  The Company will then, at its expense, retain a “Consultant” (which shall be a certified public accounting firm and/or a firm of recognized executive compensation consultants working with a law firm or certified public accounting firm) to provide a determination concerning whether the Participant’s total payments and benefits under this Plan or otherwise will result in the imposition of the Section 4999 excise tax and, if so, whether the Participant is subject to the limitations of Section 7.6(a) or, alternatively, whether the exception described in Section 7.6(b) applies.

If the Consultant determines that the limitations of Section 7.6(a) apply, then the payments and benefits to which the Participant is entitled under the Plan and otherwise will be reduced to the extent necessary to eliminate the excess.  In making such reduction, the Company first will reduce the amount of the Participant’s payments under this Plan and, if necessary, any other payments to which the Participant is entitled under any other arrangement that do not constitute “non-qualified deferred compensation” that is subject to Section 409A of the Code.  The Company will reduce the amount of any payments or benefits payable to the Participant that are subject to Section 409A of the Code only to the extent reductions in addition to those described in the preceding sentence are necessary to avoid the Section 4999 excise tax.  If the reduction of any payments or benefits which are subject to Section 409A of the Code becomes necessary to avoid the imposition of the excise tax, the Company first will reduce the non-equity based payments or benefits on a proportional basis.  To the extent additional reductions are necessary to avoid the excise tax, the Company will then reduce the equity based payments or benefits on a proportional basis.

If the Consultant so requests, a firm of recognized executive compensation consultants selected by the Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the change in control.

If the Company believes that the limitations of Section 7.6(a) are applicable, it will nonetheless make payments to the Participant, at the times described in Section 7.2 (Form and Timing of Severance Benefits), in the maximum amount that it believes may be paid without exceeding such limitations.  The balance, if any, will then be paid if due after the opinions called for above have been received.

If the amount paid to the Participant by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of this Section 7.6, the Participant must repay the excess promptly on demand of the Company.  If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to the Participant, the Company shall pay the Participant the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment so that the Participant will have received or be entitled to receive the maximum amount to which the Participant is entitled under the Plan.  For purposes of this Section 7.6, the applicable interest rate shall be the prime rate published by the Wall Street Journal from the date the amounts described in the preceding sentence should have been paid to the Participant.

As a general rule, the Consultant’s determination shall be binding on the Participant and the Company.  Section 280G and the excise tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions.  If the Internal Revenue Service determines that the Capped Benefit is actually lower than calculated by the Consultant, the Capped Benefit will be recalculated by the Consultant.  Any payment over that revised Capped Benefit will then be repaid by the Participant to Company.  If the Internal Revenue Service determines that the actual Capped Benefit exceeds the amount calculated by the Consultant, the Company shall pay the Participant any shortage.

The Company has the right to challenge any determinations made by the Internal Revenue Service.  If the Company agrees to indemnify a Participant from any taxes, interest and penalties that may be imposed upon the Participant (including any taxes, interest and penalties on the amounts paid pursuant to the Company’s indemnification agreement), the Participant must cooperate fully with the Company in connection with any such challenge.  The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

A Participant must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes.  Such notice shall be given as soon as possible but in no event later than 15 days following the Participant’s receipt of notice of the Internal Revenue Service’s position.

(d)Effect of Repeal or Inapplicability.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 7.6 shall be of no further force or effect.  Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax on payments under this Plan, then the provisions of this Section 7.6 shall not apply.

7.7Release and Waiver and Restrictive Covenants. Notwithstanding any other provision of this Plan, the right of a Participant to receive Severance Benefits hereunder shall be subject to the execution by the Participant of a release and waiver of all claims and execution of a restrictive covenant agreement that includes but is not limited to, nondisparagement covenants, noncompetition covenants, confidentiality covenants and nonsolicitation of clients and employees covenants (collectively, the “Release”), such Release to be in a form provided by the Company.

The Participant shall generally receive the Release on the Participant’s Separation Date and in no event more than five business days following the Participant’s Separation Date.  To receive Severance Benefits under this Plan, the Participant must sign and return the Release within the 21- or 45-day (as applicable) period specified in the Release and then refrain from revoking the Release within the seven-day revocation period described in the Release, provided, however, the foregoing time period to review the Release may be shorter and there may be no revocation right if the Participant is under age 40.  If the Participant is employed in Massachusetts at the time of the Qualifying Event, then the Participant shall receive seven business days to consider whether to revoke the Release and the Participant will receive that right regardless of his or her age.  No Severance Benefits will be payable under this Plan if a Participant revokes the Release or unless the Participant signs and returns the Release in a timely manner.

7.8Reemployment. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

ARTICLE VIII
FORFEITURE OF SEVERANCE BENEFITS

8.1Future Services with the Company. If a Participant provides services to the Company or an Affiliate (as an employee, independent contractor, consultant or otherwise) within the period after the Participant’s Separation Date during which he or she is receiving Severance Benefits, and does so without the prior written approval of the Company’s Chief Executive Officer or his or her delegate, the Participant shall repay (or, if the Severance Benefits have not yet been provided to the Participant, forfeit) a pro rata amount of the Severance Benefits previously paid or provided by the Company.

8.2Violation of the Company’s Codes of Ethics or Business Conduct or the Participant’s Restrictive Covenants. Notwithstanding any other provision of this Plan, if it is determined by the Company that a Participant has violated the Company’s Codes of Ethics or Business Conduct, or violated any restrictive covenants contained in the Participant’s Release or any other restrictive covenants contained in an agreement with the Company or in any other Company plan or program, the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits already provided to the Participant under this Plan, and the Participant shall forfeit all unpaid benefits under this Plan. Additional forfeiture provisions may apply under other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

8.3Remedies Cumulative. All remedies afforded the Company under this Plan are cumulative in nature and in no way limit the remedies available to the Company under any other Company plan, program, policy or agreement. The remedies under this Plan are also available to the Company in addition to every other remedy provided by law, including but not limited to the ability to seek injunctive relief and money damages.

ARTICLE IX
EMPLOYMENT STATUS AND RIGHTS

9.1Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment or to change the Company’s policies regarding termination of employment.  Unless otherwise provided in a written contract with the Company, the Participant remains an at-will employee of the Company.

9.2Includable Compensation. Severance Benefits shall not be counted as “compensation” for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein.  Except as otherwise specifically provided for in this Plan, a Participant’s rights and benefits under any of the Company’s other benefit plans, programs, policies and agreements continue to be subject to the respective terms of those plans, programs, policies and agreements.

9.3Attention and Effort. This Plan is not intended to modify in any way a Participant’s obligation, during the term of his or her employment with the Company, to devote all of his or her productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him or her, and to use his or her best efforts to perform faithfully and efficiently such responsibilities.

ARTICLE X
TYPE OF PLAN

This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations).

ARTICLE XI
SUCCESSORS AND ASSIGNMENTS

11.1Assumption Required. This Plan shall bind any successor, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and to agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11.2Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

11.3Enforcement. This Plan constitutes an enforceable contract between the Company and each Participant.

ARTICLE XII
AMENDMENT AND TERMINATION

12.1General.  Insight Enterprises, Inc. reserves the right to amend or terminate this Plan at any time, subject to the following exceptions:

(a)No amendment or termination of the Plan shall impair or abridge the obligations of the Company already incurred.  No obligation exists until there has been a Qualifying Event with respect to a Participant on or after the Effective Date.

(b)No amendment or termination of the Plan shall affect the rights of a Participant who (1) incurs a Qualifying Event on or after the Effective Date and (2) who incurs a Separation from Service on or after the Effective Date.

(c)Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by Insight Enterprises, Inc. to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA; (2) the Code; or (3) any other provision of applicable state or federal law.

(d)Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code and any such amendment shall at no time have any legal validity.

The form of any amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer of the Company, certifying that the amendment or termination has been approved by the Company.

ARTICLE XIII
GOVERNING LAW, JURISDICTION AND VENUE

This Plan is a “top hat” employee benefit plan subject to ERISA’s enforcement provisions, and it shall be interpreted, administered and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Arizona shall apply, without reference to principles of conflict or choice of law. This Plan will be subject to the exclusive jurisdiction and venue of the federal or state courts of the State of Arizona, Maricopa County to resolve issues that may arise out of or relate to this Plan or its subject matter.

ARTICLE XIV
VALIDITY AND SEVERABILITY

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provision shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE XV
ADMINISTRATION

15.1Administration. The Plan Administrator has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Plan Administrator determines is necessary for the proper administration of this Plan. All actions taken and all determinations made by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator has been granted discretionary authority under this Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

15.2Claims Procedures.

(a)Initial Claim.  A claim for benefits under the Plan must be submitted in writing to the Director, Human Resources.

(1)Notice of Decision.  Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Director, Human Resources, unless the Director, Human Resources determines that special circumstances require an extension of time for processing the claim.  If the Director, Human Resources determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Director, Human Resources expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90)-day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90)-day period.  If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(i)The specific reason or reasons for the adverse determination;

(ii)Special reference to the specific Plan provisions upon which the determination is based;

(iii)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b)Appeal Procedures.  Every claimant shall have the right to appeal an adverse benefits determination to the Plan Administrator (including, but not limited to, whether the Participant’s Separation from Service was for Cause).  Such an appeal may be accomplished by a written notice of appeal filed with the Plan Administrator within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination.  Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.  Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 15.2(c) below.  The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(1)Notice of Decision.  Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Plan Administrator unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing if the Plan Administrator determines that a hearing is required) require an extension of time for processing the claim.  If the Plan Administrator determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Plan Administrator expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60)-day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60)-day period.  The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(i)The specific reason or reasons for the adverse determination;

(ii)Reference to the specific Plan provisions upon which the determination is based;

(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 15.2(c), below; and

(iv)An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(c)Definition of Relevant.  For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information:

(1)Was relied upon in making the benefit determination;

(2)Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or

(3)Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 15.2 on making the benefit determination.

(d)Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan.  The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(e)Time for Filing Legal or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years of the date the written copy of the Plan Administrator’s decision on review is delivered to the claimant in accordance with Section 15.2(b)(1).

15.3Notice. Any notice required to be delivered by the Company or the Plan Administrator or by a Participant under this Plan shall be deemed delivered to the Company or to the Participant when deposited in the U.S. mail, addressed to the Company’s Vice President, Human Resources or to the Participant at his or her last known address as reflected on the books and records of the Company.

ARTICLE XVI
CODE SECTION 409A

16.1Ban on Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

16.2No Elections.  No Participant has any right to make any election regarding the time or form of any payment due under this Plan nor may any Participant elect to receive cash or any other allowance in lieu of medical, dental, vision or prescription coverage or outplacement assistance.

16.3Compliance with Section 409A.  This Plan shall be operated in compliance with Section 409A of the Code and each provision of this Plan shall be interpreted, to the extent possible, to either comply with Section 409A or to qualify for an exception to the requirements of Section 409A.  To the extent that an Participant becomes entitled to receive Severance Benefits under the terms of the Plan, and, at the time of the Participant’s Separation from Service, he or she is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of the Severance Benefits payable to such Participant that is subject to Code Section 409A and applicable guidance thereunder shall be paid on the date that is six (6) months following the date of the Participant’s Separation from Service.  For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Any reimbursements or in-kind benefits provided pursuant to this Plan are subject to the following conditions:  (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) all expenses incurred in one calendar year must be reimbursed no later than the last day of the next calendar year; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative on this 29th day of August 2019.

INSIGHT ENTERPRISES, INC.

By:  /s/ Jennifer Vasin

  Its: SVP, Human Resources

EXHIBIT A

Participating Affiliates as of the Effective Date

Insight Direct USA, Inc.

Insight Direct Worldwide, Inc.

Insight North America, Inc.

Insight Public Sector, Inc.

Insight Receivables Holding, LLC

Insight Receivables, LLC

Insight Technology Solutions, Inc.

Calence, LLC

Calence Physical Security Solutions LLC

BlueMetal Architects, Inc.

Insight Application Services, Inc.

Cardinal Solutions Group, Inc

Cardinal Solutions Group-Georgia, LLC

Cardinal Solutions Group-Florida, LLC

Cardinal Solutions Group-North Carolina, LLC

Cardinal Solutions Group-Tennessee, LLC